Exhibit 10.14

August 24, 2005

Mr. William J Gallagher

Sweet Success Enterprises Inc

1250 NE Loop 410, Suite 630

San Antonio, TX 78209

Attn: William J Gallagher

This letter, when signed by a representative of Sweet Success Enterprises, confirms that Perspectives, led by Alicia Smith Kriese, has been retained to provide marketing leadership as acting Marketing Director for the rollout of Sweet Success Complete FueI™ health beverages.

Sweet Success agrees to an annual (12 month) 40 hour per month consultancy fee valued at $12,500 / month and payable in a combination of cash and options. One month from the execution of this agreement, Perspectives will be issued $12,500 check which will serve as the final month (August 2006) payment. At that time the remaining August fee of $2,000 and September retainer of $11,000 will be due. Payment for the contract engagement and a portion of the August fee has been delayed to accommodate funding schedule. August 2005 will be prorated to reflect midmonth engagement with a fee of $5000, with $3000 due on August 31 and the remaining $2,000 due at the end of September 2005. Each month following, starting September 2005 and ending July 2006, Sweet Success will pay Perspectives $11,000 delivered prior to the last working day of each month. The remainder of the compensation will be options issued September 2005 for common shares of Sweet Success Enterprises Inc as follows:

Alicia Smith Kriese - Options to purchase 70,000 Sweet Success common shares at a strike price of $1.50 (one dollar fifty cents) exercisable for five years from the date of execution of this agreement. The number of options and the strike price on the options will be appropriately adjusted if the Company affects a stock split, subdivision or consolidation of shares or other capital readjustment, the payment of a stock dividend, or other increase or reduction of the number of shares of the Common Stock outstanding.

Alicia is authorized to serve as Marketing Director beginning immediately, including serving of the Sweet Success Board of Advisors. We agree to make no purchases or commitments without written authorization from Sweet Success Enterprises. Out-of-pocket expenses, such as long distance telephone, travel, courier services, copying, broadcast monitoring service, etc. will be billed separately. No prior approval is needed for expenses under $500 per month.

Hours that exceed the 40 hour maximum will be billed at a reduced hourly rate of $250 / hour. Should the client assign additional projects that are above and beyond the agreed scope of work, additional fees and expenses will be estimated based on the task and approved by the client in writing in advance of any work beginning.

One such project will be undertaken in September - the New York Wall Street Tour. Alicia Smith Kriese shall be compensated at a reduced daily rate of $1,000 and granted an additional option to purchase 10,000 Sweet Success Common Shares at a strike price of $1.50 (one dollar fifty cents), exercisable five years from the date of this agreement. These options shall be governed exactly as outlined in detail above. All travel expenses will be billed at net.

The Laws of the State of Texas shall govern this agreement and this agreement shall be performable in Bexar County, Texas.

This agreement shall remain in force from the effective date until either party shall terminate same via 30 day prior written notice in writing to the other.

Respectfully,

Alicia Smith Kriese Perspectives

ACCEPTED AND APPROVED FOR SWEET SUCCESS ENTERPRISES

By: /s/
Title:
Chairman

Date:	August 24, 2005